Exhibit 107

CALCULATION OF REGISTRATION FEE

FORM S-1

(Form Type)

BANZAI INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities*

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share(2)	457(c)	30,154,524	$2.42(3)	$72,973,948.08	0.00014760	$10,770.95
								$10,770.95
Total Offering Amounts								$10,770.95
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$10,770.95

*	Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in Banzai International, Inc.’s Registration Statement on Form S-1 to which this exhibit relates.
(1)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)

Consists of (i) 18,654,524 shares of Class A Common Stock registered for resale by the selling securityholders named in this registration statement (including the shares referred to in the following clause (iii)), (ii) 11,500,000 shares of Class A Common Stock issuable upon exercise of the Public Warrants, and (iii) 582,923 shares of Class A Common Stock issuable upon conversion of the Senior Convertible Notes.

(3)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $2.42, which is the average of the high and low prices of the Class A Common Stock on The Nasdaq Global Market on December 27, 2023 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).